Exhibit 10.1

500 Eldorado Blvd., Building 5, Broomfield, Colorado 80021

PERSONAL & CONFIDENTIAL

May 1, 2024

SUSAN HEALY

Dear Susan,

We are pleased to confirm the terms of your full-time employment with Crocs, Inc. (the “Company”) effective June 3, 2024 (the “Start Date”), on the following terms (the “Agreement”):

1.Title - Your new position will be EVP, Chief Financial Officer, at our Broomfield, Colorado, office reporting to Andrew Rees. Your position, location, duties, and reporting relationships are subject to change in accordance with operational needs.

In accordance with the Company’s role-based workplace evolution framework, which is used to determine the location/flexibility of each role, your current workplace persona classification is Collaborator. The workplace location, time in office expectations, workspace and equipment / technology needs of this persona are available from the Human Resources Department.

2.Compensation - Your base salary will be an annualized rate of $750,000.00, paid bi-weekly, less applicable withholdings and deductions. You will be eligible for a salary review in early 2025. Your salary is intended to pay for all hours worked during each pay period, regardless of your scheduled or tracked hours.

3.Short-term Incentive Plan - You are eligible to participate in the Company’s Short-Term Incentive Plan (STIP) for the 2024 and beyond STIP plan years. The target discretionary bonus for your position is 100% of your actual earnings for the plan year, which is currently derived from the achievement of certain goals including Company (Enterprise) and individual performance as set forth in the Company’s scorecard. Provided, however, the target discretionary bonus for your position will be based on 100% of your base salary for the 2024 plan year only. The STIP is subject to amendment or change at any time with or without notice.

4.Long-term Incentive Plan - You are eligible to participate in the Company’s Long-Term Incentive Plan (LTIP) for the 2025 and beyond LTIP Plan years. In this plan, your target long-term incentive is 200% of your base salary and will be discretionary based on Company and individual performance as set forth in the Company’s scorecard. The LTIP is subject to amendment or change at any time with or without notice.

5.Sign on Restricted Stock Units (RSUs) - Subject to the approval of the Compensation Committee of the Company’s Board of Directors, on the Start Date the Company will grant $2,000,000.00 in RSUs of the Company’s stock under the 2020 Crocs, Inc. Equity Incentive Plan in accordance with the LTI structure comprised of performance and restricted shares as detailed in your award agreement; provided that you must be employed by Company continuously to each such vesting date in order to vest in the portion of RSU award on such date. The RSU awards are subject to you executing the applicable award agreements.

6.Relocation – You are also eligible for certain relocation benefits, up to $200,000.00 (gross), for packing, shipment, and unpacking of household goods, temporary housing, storage, house-hunting assistance, and real estate commissions or fees, which must be used within eighteen (18) months of the Start Date. It is also expected that you relocate to the Broomfield area within eighteen (18) months of the Start Date.

Based on the current tax laws these benefits are considered taxable wages to you by the IRS and they must be included for federal income tax withholding, FICA (Social Security/Medicare), and federal unemployment tax. Please take this into consideration when you obtain your relocation quotes from Relocation Synergy Group. It is recommended to consult your accountant for a clear understanding of your tax obligation and how much of the allowance will be taxed. Reimbursed relocation expenses will be grossed up to offset the tax burden associated with reimbursed expenses. As a condition of these relocation benefits, you agree that you will remain employed with the Company for a minimum of twenty-four (24) months following the Start Date. Should you voluntarily end your employment with the Company or if you are terminated for Cause (as defined below) or if you resign for Good Reason (defined below) prior to the twenty-four (24) month anniversary of the Start Date, you agree to reimburse Company for the amount spent on your relocation benefits according to the following schedule: (i) 100% of the amount spent if your resignation or termination occurs in less than twelve (12) months following the Start Date; and (ii) 50% of the amount spent if you are employed more than twelve (12) months but less than twenty-four (24) months from the Start Date.

7.Benefits - You will be eligible for health insurance benefits according to the Company’s U.S. benefits plan and 401(k) participation on the Start Date. You will receive an email to your personal email address within 5-7 business days to enroll in your desired plan. You will also be eligible for paid time-off, as well as other benefits, in accordance with the Company’s policies for similarly situated employees. Details of the Company’s health insurance and other benefits are available to you, along with the summary plan descriptions, at the Company’s benefits portal (https://crocsbenefits.smartben.net/) or you may contact the Crocs Benefits Service Center at 1-855-210-1937 for additional guidance with enrollment once you have received the confirmation email. Your benefits will be in accordance the terms of the applicable plans or policies for similarly situated employees, which may change from time to time.

8.Severance - Should your employment terminate without Cause (as defined below) or should you resign for Good Reason (as defined below), you will receive twelve (12) months’ pay at your then current base salary, in a lump sum, less applicable taxes and withholdings, payable within thirty (30) days of such termination or resignation. In addition, you will be eligible to receive COBRA coverage for the term of the severance and executive outplacement at the EVP Level, all of which are conditioned upon signing the Company’s Separation Agreement and General Release within the thirty (30) day period following such termination or resignation. You are not eligible to receive severance if you voluntarily resign your employment or are terminated for Cause.

    For purposes of this offer letter, “Cause” means the occurrence of any of the following: (1) a conviction of or pleading guilty to (a) a felony, or (b) a misdemeanor that is reasonably likely to cause material harm to the business, financial condition, or operating results of the Company; (2) theft, embezzlement or fraud; (3) any material failure to comply with known Company policy, including, without limitation, those regarding conflicts of interest, bribery and corruption, or disclosure of confidential information; (4) substance abuse or use of illegal drugs that materially impairs the performance of your job duties or that is likely to cause material harm to the business, financial condition, or operating results of the Company; (5) the continued failure to substantially perform your job duties (other than any such failure resulting from incapacity due to physical or mental illness); or (6) your failure to relocate to Broomfield within eighteen (18) months of the Start Date.

For purposes of this offer letter, “Good Reason” means the occurrence of any of the following without your consent: (1) material diminution in your responsibilities, authorities or duties; (2) reduction in your base salary (unless such reduction is part of an across the broad uniformly applied reduction affecting all senior executives and does not exceed the average percentage reduction for all such senior executives and such reduction does not exceed 10% in any one year); (3) a reduction in your incentive or equity compensation opportunity such that it is materially less favorable to you than those provided generally to all other senior executives; (4) any change in your reporting relationship such that you would not report directly to the CEO; (5) any requirement that you relocate your primary residence more than 50 miles from our Broomfield, CO office, or (6) a material breach of this letter agreement by the Company. Provided, however, that “Good Reason” will not exist unless you have first provided written notice to the Company of the occurrence of one or more of the conditions under the clauses (1) through (6) above within 180 days of the condition’s occurrence, and such conditions(s) is (are) not fully remedied within 30 days after the Company’s receipt of written notice from you.

9.Change in Control Plan - So long as Crocs, Inc. maintains a Change in Control Plan (the “CIC Plan”), you will be eligible to participate in the CIC Plan with a Severance Payment Percentage of 200%, subject to the terms and conditions of the CIC Plan.

10.At-Will Employment - Your employment with the Company is at-will, meaning both you and the Company retain the right to terminate the employment relationship at any time, with or without cause and with or without notice. You further acknowledge that this Agreement does not represent an employment contract, express or implied, guaranteeing employment for any specific duration, nor does it guarantee any fixed terms and/or conditions of employment.

11.Confidential Information

a.You may generate and/or receive nonpublic or proprietary information (including trade secrets) in connection with the services you provide to the Company (or its past, existing, or future affiliates (including, Crocs, Inc. and Hey Dude Inc.)(including prior to the Start Date), or the customers, suppliers or contractors of the foregoing or any other person with whom any of the foregoing has a business relationship or owes a duty of confidentiality (“Confidential Information”). Examples of Confidential Information include software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, and schematics; information regarding products sold, distributed or being developed by the Company and any other nonpublic information regarding the Company’s current and/or developing technology; information regarding customers, prospective customers, clients, and/or business contacts; prospective and executed contracts and subcontracts; marketing plans, sales plans, or any other initiatives, strategies, plans and proposals used by the Company in the course of its business; and any non-public or proprietary information regarding the Company’s present or future business plans, financial information, technical information, or any intellectual property in each case, in any form or medium (including electronic, written, oral or visual mediums) regardless of whether such is marked or identified as “confidential”.

b.You will at all times during and after your employment: (i) keep confidential and not disclose or make available to any person any Confidential Information, except that you may disclose such Confidential Information to the Company or any person that is authorized by the Company to have access to the Confidential Information in question; and, (ii) not use any Confidential Information for your own benefit or the benefit of any other person other than in connection with the proper and lawful performance of your services to the Company and in conformance with the policies of the Company. Notwithstanding the foregoing, you are only required to hold in confidence any Confidential Information that is not a trade secret for the maximum duration permitted by applicable law; and, nothing in this Agreement prohibits or restricts you from disclosing (i) any information that you have a legally protected right to disclose, including, to the extent you reside in Colorado, as set forth in Colorado Revised Statutes, Section 8-2-113(3)(b) or (ii) sexual harassment or sexual assault occurring in the workplace, at work-related events off the employment premises coordinated by or through the Company, or between employees, or between an employer and an employee. You may also disclose Confidential Information as may be required by law, if, to the extent permitted by applicable law, you promptly notify the Company prior to making a disclosure required by law of the intention to make such disclosure and cooperate with the Company to take appropriate measures to preserve the confidentiality of such information.

c. Upon termination (whether voluntary or involuntary) or at other times as requested by the Company, you will immediately turn over to the Company all Confidential Information, including all copies, and other property belonging to the Company or any of its customers or licensors, including documents, disks, or other computer media in your possession or under your control. You will also return any materials that contain or are derived from Confidential Information or are connected with or relate to your services to the Company or any of its customers.

d. Notwithstanding any other provision of this Agreement to the contrary, pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 18 USC Section 1833(b) does not, however, preclude the trade secret owner from seeking breach of contract remedies.

e. Nothing in this Agreement prohibits or restricts you (or your attorney) from filing a charge or complaint with, or receiving an award for information from, the Securities and Exchange Commission (SEC), any other securities regulatory agency or authority, the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

12. Intellectual Property
1.To the extent permitted by applicable law, all Work Product (defined below) that is a work of authorship is deemed a “work made for hire” in accordance with the applicable law, and the Company is the sole owner of all such Work Product and all underlying rights therein without any further obligations to you. If the Work Product, or any portion thereof, is not a work made for hire, you hereby irrevocably convey, transfer and assign to the Company, throughout the world, all of your rights, title, and interest (including to all patent, trademark, copyright and trade secret rights, including the right to enforce such rights against past infringers) in and to all Work Product (as defined below), including the right to receive all past, present, and future proceeds and damages therefrom. To the extent any of the rights, title or interests in or to any Work Product cannot be assigned by you to the Company (including any rights of attribution, integrity, withdraw, or any other “moral rights of authors” existing under statutory, common or any other law), to the maximum extent permitted by applicable law, you hereby irrevocably waive and agree never to assert any such rights, title and interest against the Company. To the extent any rights cannot be waived, you hereby consent to any action of the Company that would violate such rights in the absence of such consent. “Innovations” means any works of authorship (including software, documentation, memoranda, photographs, artwork, schematics, templates, sound recordings, and audiovisual works), mask works, ideas, know-how, prototypes, devices, designs, inventions (whether or not patentable), discoveries, creations, conceptions, materials, improvements, processes, techniques (including manufacturing techniques), combinations, formulae, technical developments, algorithms, information (including Confidential Information), data and any intellectual property rights. “Work Product” means any Innovations that: (i) are conceived, reduced to practice, created, developed, or made by you, individually or jointly with others, during your employment with the Company (or its past, existing, or future affiliates), and, whether or not during working hours; and (ii) relate to or arise in any way out of (1) current and/or anticipated business and/or activities of the Company (or its past, existing, or future affiliates), (2) the Company’s (or its past, existing, or future affiliates’) current and/or anticipated research or development, (3) any work performed by you for the Company (or its past, existing, or future affiliates), and/or (4) any information or assistance provided by the Company (or its past, existing, or future affiliates), including Confidential Information. The provisions of this Agreement requiring assignment of Work Product to the Company do not obligate you to assign or offer to assign to the Company any of your rights in an invention that qualifies fully for exclusion under the laws of the state in which you reside.

2.You will keep full and complete written records of and promptly disclose to the Company all Work Product. You will promptly execute upon the Company’s lawful request any documents or instruments requested by the Company in order to formally convey and transfer to the Company or its designee title to any such Work Product, to confirm the Company or its designee’s title therein, and in order to enable the Company or its designee to evidence, secure, protect, obtain, defend, or enforce any intellectual property rights pertaining to the Work Product. You will perform your obligations under this section without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company. If the Company is unable, due to your unavailability or for any other reason, to secure your signature with respect to any documents in connection with any action described in this section (b), you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute such documents and to do all other lawfully permitted acts to further any application for, or any prosecution, issuance, maintenance, assignment or transfer of, any proprietary rights pertaining or related to any of the Work Product, or to otherwise carry out the purposes of this Agreement, with the same legal force and effect as if originally executed by you. This designation and appointment is deemed coupled with an interest and is irrevocable.

3.You represent and covenant that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, or Innovations acquired by you prior to your employment with the Company (or its past, existing, or future affiliates); and, you will not disclose to the Company, or induce the Company to use, any proprietary information or Innovations belonging to any of your previous employers or clients, as applicable. You represent and warrant that you are not a party to any other agreement that will interfere with your full compliance with this Agreement. You will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

4.To the extent permitted by Section 12(c), you have accurately identified on Exhibit A all Innovations that you developed or created prior to your employment with the Company (or its past or existing affiliates) (collectively “Prior Works”) that may reasonably relate to the current or future business of the Company. Except as provided herein, you will retain all right, title and interest in and to such Prior Works. You will promptly disclose to the Company any modifications or improvements to any Prior Works that fall within the definition of Work Product (and you assign rights thereto to the Company pursuant to Section 12(a)). If you, during the course of or resulting from employment with the Company, use, develop or otherwise provide Confidential Information, or Work Product that incorporate or reasonably require the use of any Prior Works, then you will promptly disclose such and you irrevocably and absolutely hereby grant to the Company an unrestricted, royalty-free, perpetual, irrevocable, transferable, license to make, have made, use, market, sell, offer for sale, import, distribute, copy, modify, prepare derivative works, reproduce, perform, display, disclose, sublicense and otherwise exploit and exercise any and all present and future rights in any and all such Prior Works, to the extent such grant of rights does not conflict with any of your contractual obligations existing prior to the Start Date.

5.Any Innovations or Confidential Information conceived, reduced to practice, created, developed, or made by you, alone or with others, within three (3) months after termination of your employment, may have been conceived, reduced to practice, created, developed, or made, as applicable, while employed by the Company. Accordingly, such Innovations and Confidential Information will be presumed to have been conceived, reduced to practice, created, developed, or made, as applicable, during or as a result of your employment with the Company and are hereby assigned to the Company unless and until you have established the contrary by written evidence satisfying the clear and convincing standard of proof. You hereby consent to the Company notifying any new employer or consulting client of your obligations under this Agreement.

13.    Company Authorization for Publication - Prior to submitting, disclosing for possible publication or disseminating outside the Company (such as through public speaking engagements or literature), any material you prepare that incorporates information that concerns the Company’s business that is not publicly available, you agree to deliver a copy of such material to an officer of the Company for his or her review. The Company agrees to notify you in writing whether it believes such material contains any Confidential Information or Work Product and you agree to make such deletions and revisions as are reasonably requested by the Company to protect its Confidential Information or Work Product. You further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

14.    Employee Obligations - Your Restrictive Covenants Agreement is attached hereto as Exhibit B.

15.    Survival - Your obligations under Sections 11-14 as well as 16-19 of this Agreement will survive the termination of your employment (whether voluntary or involuntary) with the Company. The Company is also entitled to communicate your obligations under Sections 11-14 of this Agreement to your future or potential employer.

16. Remedies - Since a material purpose of this Agreement is to protect the Company’s investment in you and to secure the benefits of your background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of this Agreement and that any such breach may cause the Company irreparable harm. Therefore, in the event of a breach by you of any of the provisions of this Agreement, the Company or its successors and assigns shall be entitled to seek specific performance and/or injunctive relief or other relief in order to enforce or prevent any violations of the provisions of this Agreement. Such relief shall be in addition to other rights and remedies existing in the Company’s favor and shall be granted without the posting of a bond or other security and without proof of actual damages.

17. Entire Agreement - This Agreement contains the entire understanding between the parties relating to your employment and supersedes all prior statements, representations or agreements, whether written or oral, made to you by any representative of the Company relating to your employment. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

18. Governing Law and Venue - The validity, enforceability, construction and interpretation of this Agreement are governed by the laws of the State of Colorado. The parties also agree that in the event a dispute arises regarding this Agreement, the parties will submit to the jurisdiction of the federal and state courts of the State of Colorado. You expressly waive any objection as to jurisdiction or venue in the state and federal courts located in Broomfield County, Colorado.

19. Miscellaneous - The obligations set forth in this Agreement will apply to any time during which you were previously engaged (including prior to the Start Date). Any subsequent change or changes in the terms and/or condition of your employment with the Company, including changes in your title, duties, salary or compensation, will not affect the validity or scope of this Agreement. Each provision contained in this Agreement constitutes a separate and distinct provision severable from all other provisions. If any provision (or any part thereof) is unenforceable under or prohibited by any present or future law, then such provision (or part thereof) will be amended, and is hereby amended, so as to be in compliance with such law while preserving, to the maximum extent possible, the intent of the original provision. Any provision (or part thereof) that cannot be so amended will be severed from this Agreement and all the remaining provisions of this Agreement will remain unimpaired. This Agreement is for your benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon your heirs, executors, administrators and other legal representatives. The Company may freely assign this Agreement without your consent. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

20.Reimbursement for Legal Fees – The Company will reimburse you up to a maximum of $5,000.00 of attorney fees incurred in connection with your review and negotiation of this offer letter.

21.Validity Period - This offer of employment will be valid for a period of fifteen (15) days from the date hereof and lapse automatically if not accepted within said period by signing where indicated below.

Your hire is contingent upon the following: (a) you establishing your eligibility to work in the United States in accordance with legal requirements; (b) you accurately completing an employment application and provide any other information needed to evaluate your educational background and qualifications; (c) you authorizing the Company to investigate your criminal background, and make a determination after investigation that the information is satisfactory to the Company, in its sole discretion; and (d) you disclosing the existence of any agreements you may have entered into with any third party, including any former employer(s), that may restrict your ability to work at the Company so that the Company may determine, in its sole discretion, if any such restrictions preclude us from hiring you.

If you have any questions, please feel free to call me at 303-848-7229.

Sincerely,

John Berger

John Berger
VP, Global Human Resources
Crocs, Inc.

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Please confirm your acceptance of this conditional offer by providing your electronic signature where indicated below. You also agree that your electronic signature below has been adopted by you and is the legally binding equivalent of your handwritten signature.

Signed and Accepted by: /s/ Susan Healy

Date: 5/1/2024

Exhibit A

List of Prior Works

Exhibit B

Restrictive Covenant Agreement (“RCA”)

1.Notice - You acknowledge that, along with this RCA, you have separately been provided a clear and conspicuous notice of the covenants not to compete herein in compliance with C.R.S. § 8-2-113.

2.Consideration - You acknowledge and agree that, among other things, the sign-on equity award and your employment with the Company constitutes sufficient consideration to support this RCA.

3.Representations and Warranties - By accepting the Company’s conditional offer of employment and executing this RCA below, you represent and warrant that you are not subject to any non-compete, restrictive covenants, or similar agreements that may restrict your ability to work at the Company. You also represent and warrant that any work you perform for the Company will not infringe any third-party patent, copyright, trademark, trade secret or other proprietary rights of another party, and that when performing services as an employee of the Company, you will not use any third party confidential or proprietary information or infringe the rights of another party. You also agree that you will not disclose to the Company, or bring onto the Company’s premises, or induce the Company to use, any prior employer’s or other party’s confidential or proprietary information. If at any time, you believe that your work for the Company may require you to use or disclose the confidential or proprietary information of a prior employer or other party, you agree to tell your supervisor immediately so that the Company may prevent any improper disclosure. You also represent that you understand that you have the right to consult with counsel prior to signing this Agreement.

4.Trade Secrets - By accepting the Company’s conditional offer of employment and executing this RCA below, you acknowledge that: by virtue of your duties, you will receive, access and have knowledge of the Company’s highly sensitive and proprietary trade secrets and Confidential Information.

5.Non-Compete - In order to protect the Company’s Confidential Information and trade secrets, which would cause irreparable harm to the Company if disclosed to or used for the benefit of a competitor, during your employment, and for a period of twelve (12) months following the termination of your employment for any reason (the “Restriction Period”), you will not, without the prior written consent of the Company, directly or indirectly engage in any employment, independent contracting, consulting engagement, business opportunity or individual activity in the United States of America or any country where the Company conducts business with the following casual footwear companies: Skechers USA, Inc., Wolverine Worldwide, Inc., Deckers Outdoor Corporation, as well as any other entity or business that is primarily engaged in the design and/or distribution of casual footwear, where your engagement involves the same or similar job duties and/or business activities that you performed for the Company (collectively, the “Restricted Activities”).

6.Non-Solicitation - During the Restriction Period, you will not, without the prior written consent of the Company, directly or indirectly: (a) solicit, induce, hire, or aid or assist any other person or entity in soliciting for employment, offering employment to, or hiring any employee of the Company who was employed at any time during the twelve (12) months prior to the date or your termination of your employment; or (b) solicit or encourage any customer, vendor, supplier or contractor of the Company with whom you worked during the last twelve (12) months of your employment to terminate or seek to modify its relationship with the Company.

Appendix 1

7.Acknowledgments - You acknowledge and agree that in light of your receipt of, knowledge of, and access to the Company’s Confidential Information and trade secrets, and the international nature of Company’s business: (a) the restrictions set forth in Sections 5 and 6 of this RCA are no broader than reasonably necessary to protect the Company’s legitimate interest in protecting its trade secrets and Confidential Information; and (b) any violation of these restrictions would threaten to misappropriate the Company’s trade secrets and Confidential Information. Furthermore, in the event you breach this covenant not to compete, the Restriction Period will automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period will continue upon the effective date of any such settlement, judicial or other resolution.

8.Reformation - A court may, in its discretion, reform, “blue pencil” or otherwise revise this RCA so as to render it valid and enforceable to the extent necessary to protect the Company’s legitimate business interests.

9.Incorporation by Reference - Sections 16-19 of the Agreement are expressly hereby incorporated by reference into this RCA and apply to this RCA with equal force and effect.

Signed and Accepted by: /s/ Susan Healy

Date: 5/1/2024

Signed and Accepted on behalf of the Company by: /s/ John Berger

Date: 5/6/2024

Appendix 1